Appendix 1

SECOND AMENDMENT TO
PHILIP SERVICES CORPORATION
NON-EMPLOYEE DIRECTORS RESTRICTED STOCK PLAN

     Pursuant to the authority of Section 11 of the Philip Services Corporation Non-Employee Directors Restricted Stock Plan (the “Plan”), the Board of Directors’ resolution dated October 1, 2002 and the stockholders’ resolution dated December 19, 2002, the Plan is hereby amended, effective December 19, 2002, as follows:

1.	Plan Section 2 is amended and restated in it entirety to read as follows:

“2. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan an aggregate of 400,000 Shares, which may be authorized but unissued shares or treasury shares; provided, however, that no Shares shall be granted under the Plan if such Shares, together with all previously established or proposed share compensation arrangements of the Company could result, at any time, in (1) the number of Shares of Stock reserved for issuance pursuant to stock options granted to insiders (which for purposes of this Section 2 shall be as defined in Section 627 of The Toronto Stock Exchange’s Company Manual, as the same may be amended from time to time (the “Company Manual”)) exceeding 10% of the number of Shares of Stock outstanding on a non-diluted basis immediately prior to the time of such grant excluding Shares of Stock issued pursuant to share compensation arrangements over the preceding one-year period; (2) the issuance to insiders within a one-year period of a number of Shares of Stock exceeding 10% of the number of Shares of Stock outstanding immediately prior to the time of issuance excluding Shares of Stock issued pursuant to share compensation arrangements over the preceding one-year period; or (3) the issuance to any one insider and such insider’s associates (which for purposes of this Section 2 shall be as defined in Section 627 of the Company Manual) within a one-year period of a number of Shares of Stock exceeding 5% of the Shares of Stock outstanding on a non-diluted basis immediately prior to the time of issuance excluding Shares of Stock issued pursuant to share compensation arrangements over the preceding one-year period. If there is a lapse, expiration, termination or forfeiture of any Grant of Restricted Shares under this Plan, all such Shares may again be used for new Grants under this Plan.”

2.	Plan Section 14(c)(i) is amended and restated in its entirety to read as follows:

"(i) Any person (as defined in the Exchange Act), directly or indirectly, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) or has the right to exercise control or direction over Voting Securities of the Company carrying in excess of 40 percent of the votes attached to all Voting Securities of the Company then outstanding other than a person that is an Insider.”

3.	Plan Section 14(c)(iv)(B) is amended and restated in its entirety to read as follows:

"(B) “Insider” means a person (as defined in the Exchange Act) that as of December 19, 2002 beneficially owns or exercises control or discretion over, directly or indirectly, more than 25 percent of the Voting Securities of the Company.”

     The remaining provisions of the Plan shall continue in full force and effect as amended hereby.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal as of the date set forth below.

PHILIP SERVICES CORPORATION

By:

Secretary

Date:

2